Exhibit 99.1

(1)   This amendment to Form 4 is filed solely to correct the last sentence of the first paragraph in footnote (1) to the Form 4 that was filed on May 22, 2012, and does not reflect the acquisition or disposition of any securities or otherwise amend any other part of the Form 4.  The item reported in Table I of this Form 4 amendment is included solely for purposes of the electronic filing of this Form 4.

The last sentence of the first paragraph of footnote (1) to the Form 4 that was filed on May 22, 2012 is hereby deleted in its entirety and replaced with the following sentence:

“Following the last reported transaction, AAA Co-Invest VI BC, Ltd. (“AAA VI”) and AAA Co-Invest VII BC, Ltd. (“AAA VII”) no longer hold or beneficially own any shares of the Issuer’s common stock, except for shares of common stock issuable upon the exercise of the warrants to purchase the Issuer’s common stock that are held by AAA VI and AAA VII, respectively, which may be deemed to be beneficially owned by AAA VI, AAA VII, AAA Guarantor — Co-Invest VI, L.P. (“AAA Guarantor VI”), AAA Guarantor — Co-Invest VII, L.P. (“AAA Guarantor VII”), AAA MIP Limited (“AAA MIP”), Apollo Alternative Assets, L.P. (“Alternative Assets”), Apollo International Management, L.P. (“Intl Management”) and Apollo International Management GP, LLC (“International GP”).”